EXHIBIT 99.1

FOR MORE INFORMATION CALL:

Leonard Moreland,

EVP, CCF Holding Company

President, Heritage Bank

101 North Main Street

Jonesboro, GA 30236

(770) 478-8881

CCF Holding Company announces Charge to Earnings on Other Real Estate Impairment

September 26, 2005

CCF Holding Company, the parent company of Heritage Bank, announced today that the Bank will take an $835,000 pre-tax one-time charge for the third quarter of 2005 to cover an impairment recognized in the Bank’s other real estate owned holdings. The potential partial write-down was discussed in the second quarter 2005 10-QSB filed by the company on August 15, 2005.

To summarize the events to date, the Bank acquired through foreclosure approximately twenty-two acres located in south Fulton County Georgia in June of 2004. On May 31, 2005, the Bank accepted a contract to sell approximately seven acres of the commercial tract. During the due diligence stage of this contract, the purchaser discovered several engineering problems associated with this tract and subsequently withdrew the contract on August 8, 2005. This seven acre tract is contiguous to an additional seven acres that the purchaser had under option as well. Upon receipt of this information, the Bank engaged a civil engineer to render a professional opinion as to the validity of the concerns expressed by the purchaser. On August 23, 2005, the Bank received a letter from the civil engineering firm confirming the obstacle to further development.

For this reason, the Bank will recognize a write-down of $835,000 this quarter, which will reduce the book value of the entire twenty-two acres from $3.0 million to the $2.2 million Other Real Estate Owned (“OREO”) appraised value of the remaining acreage. Based on its topography, the Bank does not feel this engineering issue has any bearing on the value of the adjacent property which represents the remainder of the Bank’s OREO balance.

The Bank will make a future determination if pursuing a resolution to this engineering issue is cost effective. The fourteen acres in question carried an appraised value of $3.6 million when the Bank originated the loan in December 2001, and an OREO appraised value of $1.45 million as of February 2004. This write-down will equal approximately $0.24 per share after-tax. The Bank does not believe this write-down or the recent realization of the problems associated with this property has any connection with any other credit relationship in the Bank.

CCF Holding Company is the parent company of Heritage Bank; a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The Company had total assets of $365 million at June 30, 2005. The bank has seven full service offices specializing in commercial, real estate and consumer lending. The Company’s stock is traded on the Nasdaq small cap market under the symbol “CCFH.”

The information contained in this press release should be reviewed in conjunction with the Company’s 10-KSB and 10-QSB filings when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties which generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.